FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR THIRD QUARTER 2004

- Quarterly Revenue up 5.7% to $71.7 Million -
- $10.9 Million of Net Free Cash Flow and 46% Increase in Operating Income -
- Digital Systems Deployed in 469,000 Rooms, or 49% of Interactive Room Base -

     SIOUX FALLS, SD, October 19, 2004 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported its 44th consecutive increase of comparative quarterly revenue. Revenue for the quarter was $71.7 million, a 5.7% increase in comparison to the third quarter of 2003. Operating income was $5.4 million in the third quarter of 2004, an increase of $1.7 million or 46.2% compared to the year earlier quarter. Net loss for the third quarter of 2004 was $(3.5) million, or ($0.20) per share, versus $(5.4) million, or ($0.43) per share, in the third quarter of 2003. LodgeNet also reported $10.9 million in net free cash flow (defined as cash provided by operating activities exceeding cash used for investing) for the third quarter of 2004 as compared to $7.0 million in the third quarter of 2003.

     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended September 30,
	2004	2003
Total revenue	$71,650	$67,768
Operating income	5,373	3,674
Operating income exclusive of depreciation and amortization	24,535	23,121
Net loss	(3,482)	(5,429)
Net loss per common share	$(0.20)	$(0.43)
Average shares outstanding	17,244,562	12,503,325

-more-

LodgeNet Q3 2004 Earnings 2-2-2-2

     “In the third quarter we continued to make substantial progress toward our joint goals of growing our business while generating an increasing level of net free cash flow and improved profitability metrics,” said Scott C. Petersen, LodgeNet President and CEO. During the quarter we generated $10.9 million in net free cash flow, calculated after subtracting all growth-related capital investments, a 57% increase over the third quarter of 2003. For the first nine months, net free cash flow reached $13.0 million, a $9.3 million increase over the same period in 2003. In addition, operating income improved by 46% while we cut our net loss by 36% as compared to the third quarter of last year.”

     “We recorded these steadily improving results while we continued to capitalize on our growth opportunities through the expansion of our digital room base,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “During the third quarter we added 27,200 net digital rooms to our base, bringing our total digital room count to 469,000, representing 49% of our total Guest Pay interactive room base. Looking ahead to the fourth quarter, we plan to accelerate that digital growth rate to around 35,000 rooms, of which approximately 22,000 will be net new room growth, as we will be installing a majority of the 14,000 rooms awarded by FelCor Lodging to us this past June.”

     “With a stronger balance sheet and an increasing level of cash being generated by our operations, we are committed to delivering on our stated goal of making 2004 the first year in our company’s history during which we generate positive net free cash flow after all growth-related investment activity. We estimate our full year net free cash flow will be in the range of $3.0 to $5.0 million, a substantial improvement over the negative $5.0 million of net cash flow generated last year,” added Petersen.

RESULTS FROM OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2004 VERSUS
THREE MONTHS ENDED SEPTEMBER 30, 2003

     Total revenue for the third quarter of 2004 was $71.7 million, an increase of $3.9 million, or 5.7%, compared to the third quarter of 2003. Revenue from Guest Pay interactive services increased $3.6 million, or 5.4%, driven by a 4.4% increase in average number of rooms in operation, and the continued deployment of digital systems. Revenue per room increased to $24.65 per month in the third quarter of 2004 from $24.42 per month in the third quarter of 2003. Movie revenue per room was $18.90 this year compared to last year’s $18.99. During the quarter, movie revenue was adversely impacted by the Summer Olympics, which was televised during August. Revenue per room from other interactive services increased 5.9%, from $5.43 per month in the third quarter of 2003 to $5.75 in the current year quarter. The increase was driven by the continued expansion of services available through the Company’s digital television and high-speed Internet access systems, and price changes associated with basic cable services.

     Gross profit increased 6.3% to $39.0 million in the third quarter of 2004 compared to $36.7 million in the third quarter of 2003. The overall gross profit margin increased to 54.4% in the current quarter compared to 54.1% in the prior year quarter. The increased margin was primarily a result of lower programming royalty costs.

     Guest Pay operations expenses were $8.5 million in the third quarter of 2004, a 5.1% increase as compared to $8.1 million in the year earlier quarter. The increase was primarily due to the 4.4% increase in the average number of rooms served. Guest Pay operations expenses as a percentage of revenue remained at 11.9% in the third quarter of 2004. Per average installed room, Guest Pay operations expense was $3.00 per month in the third quarter of 2004 as compared to $2.98 per month in the prior year quarter.

     Selling, general and administrative expenses were $5.9 million during the quarter compared to $5.4 million in the third quarter of 2003. SG&A as a percentage of revenue was 8.3% in the current quarter compared to 8.0% for third quarter 2003. Per average Guest Pay room, SG&A expenses were $2.09 in the third quarter of 2004 compared to $2.01 in the prior year quarter. The increase was primarily related to higher payroll expenses and accounting fees associated with Sarbanes-Oxley compliance.

     Depreciation and amortization expenses decreased to $19.2 million in the current year quarter versus $19.4 million in the third quarter of 2003. The decrease was primarily due to higher-cost assets becoming fully depreciated while the cost basis of new assets being added to the base was lower. As a percentage of revenue, depreciation and amortization expense decreased to 26.7% in the third quarter of 2004 versus 28.7% in the third quarter of 2003.

     Interest expense was $8.1 million in the current quarter versus $8.7 million in the third quarter of 2003, a decrease of $641,000. Average debt during the third quarter of 2004 was $324.7 million versus $367.6 million during the third quarter of 2003. The average interest rate remained at 9.5% for the third quarter of 2004 as compared to the prior year quarter.

LodgeNet Q3 2004 Earnings 3-3-3-3

     As a result of factors previously described, the Company generated operating income of $5.4 million in the third quarter of 2004, an increase of $1.7 million, or 46.2%, compared to operating income of $3.7 million in the year earlier quarter. Operating income exclusive of depreciation and amortization increased 6.1% to $24.5 million for the third quarter of 2004 compared to $23.1 million in the third quarter of 2003. During the third quarter, the Company also incurred a charge of $810,000 resulting from the early retirement of $35 million of the Company’s Term B notes under its bank credit facility. The Company’s net loss was $(3.5) million, a 35.9% reduction, as compared to $(5.4) million in the year earlier quarter. The loss per share for the third quarter of 2004 was $(0.20) compared to a loss of $(0.43).

     For the quarter, cash provided by operating activities was $25.5 million while cash used for investing activities, including growth-related capital, was $14.6 million, resulting in net free cash flow of $10.9 million. This compares to a net free cash flow of $7.0 million for the third quarter of 2003. The improvement in net free cash flow was driven by several factors, including an increased level of cash generated by operating activities, a reduction in the number of digital rooms installed during the quarter and a reduction in the cost of a digital room installation quarter over quarter. During the quarter, the Company installed 27,200 net digital rooms compared to 32,700 net digital rooms during the third quarter of 2003. The cost per new digital installed room averaged $375 during the quarter, compared to $396 during the third quarter of 2003. The cost per digital converted room averaged $275 during the quarter, compared to $330 during the third quarter of 2003.

2004 Outlook

     For the calendar year 2004, LodgeNet expects to report revenue in a range from $265.0 million to $268.0 million and operating income from $12.5 million to $14.0 million. Operating income exclusive of depreciation and amortization is expected to be $90.5 million to $92.0 million. Net loss is expected to be $(20.5) million to $(19.0) million or a loss per share of $(1.34) to $(1.24) for the full year 2004. The calendar year net loss per share calculation has been adjusted to reflect the additional shares issued by the Company as part of its recent equity offering.

     The Company will hold a conference call on Tuesday, October 19th, 2004 at 4:00 pm CST. A live webcast of the teleconference will also be available via the Internet at the ECI website http://calleci.econfcall.net/pub_cs_activelist.jsp. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation is one of the world’s largest providers of interactive television systems and broadband services to hotels, including resort and casino hotels, throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, Nintendo® video games, Internet on television, and other interactive television services, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million rooms, including 985,000 interactive guest pay rooms, in more than 5,900 hotel properties worldwide. LodgeNet estimates that during 2003 more than 260 million travelers had access to LodgeNet’s interactive television systems. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, words such as “expect”, “anticipate”, “estimate”, “believe”, “no assurance”, “intend”, “should”, “could”, “may”, “plan”, “project”, “predict”, and similar expressions and statements which are made in the future tense, or which refer to future events or developments, are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: general economic and business conditions, and trends in the lodging and entertainment industries in particular; changes in hotel occupancy rates, business and leisure travel rates and the “buy rate” of our customers; our ability to access popular content on terms that are acceptable to us; timely availability of content; changes to the competition, including the ability of our competitors to deliver on demand entertainment or competitive services through the Internet or cable; the impact of changes in regulation which may limit our ability to provide content we currently provide; the occurrence of one or more future terrorist attacks, wars, public health concerns or other crises; availability of key components and services necessary for the manufacture and assembly of our interactive systems; uncertainties in our strategies or efforts to improve operating results by increasing revenue and decreasing costs; availability of capital on terms that are acceptable to us and sufficient to execute our business plan, including expanding the installation of our digital system in our customers’ guest rooms, and to adapt to technological changes in our industry; changes in customer relationships with hotel chains and their franchisees, including our ability to obtain new customers and to retain existing customers; the results of our product development difficulties and delays of new technologies and enhancement of existing technologies.

LodgeNet Q3 2004 Earnings 4-4-4-4

     These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Q3 2004 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$33,488	$2,772
Accounts receivable, net	32,132	28,150
Prepaid expenses and other	1,874	3,233

Total current assets	67,494	34,155
Property and equipment, net	215,458	227,037
Debt issuance costs, net	9,746	11,036
Intangible assets, net	5,537	8,270
Other assets	2,638	2,770

	$300,873	$283,268

Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable	$21,462	$15,012
Current maturities of long-term debt	2,524	8,638
Accrued expenses	19,347	12,697
Deferred revenue	4,364	3,918

Total current liabilities	47,697	40,265
Long-term debt	310,082	359,610
Other long-term liability	3,999	3,999
Derivative instruments	7,299	8,396

Total liabilities	369,077	412,270

Commitments and contingencies
Stockholders’ equity (deficiency):
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 17,622,914 and 12,722,267 shares outstanding at September 30, 2004 and December 31, 2003, respectively	176	127
Additional paid-in capital	226,855	155,163
Accumulated deficit	(291,271)	(276,567)
Accumulated other comprehensive loss	(3,964)	(7,725)

Total stockholders’ equity (deficiency)	(68,204)	(129,002)

	$300,873	$283,268

LodgeNet Q3 2004 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Guest Pay	$69,902	$66,304	$196,443	$185,121
Other	1,748	1,464	5,319	4,697

Total revenues	71,650	67,768	201,762	189,818

Direct costs:
Guest Pay	31,979	30,408	87,830	83,454
Other	694	701	2,156	2,182

Total direct costs (exclusive of other operating expenses shown separately below)	32,673	31,109	89,986	85,636

Gross profit (exclusive of other operating expenses shown separately below)	38,977	36,659	111,776	104,182

Operating expenses:
Guest Pay operations	8,503	8,092	24,980	23,518
Selling, general and administrative	5,939	5,446	17,823	15,742
Depreciation and amortization	19,162	19,447	58,292	59,157

Total operating expenses	33,604	32,985	101,095	98,417

Operating income	5,373	3,674	10,681	5,765
Investment gains	—	243	—	250
Loss on early retirement of debt	(810)	—	(810)	(7,061)
Interest expense	(8,108)	(8,749)	(24,479)	(25,765)
Other income (expense), net	89	(497)	187	52

Loss before income taxes	(3,456)	(5,329)	(14,421)	(26,759)
Provision for income taxes	(26)	(100)	(283)	(345)

Net loss	$(3,482)	$(5,429)	$(14,704)	$(27,104)

Net loss per common share (basic and diluted)	$(0.20)	$(0.43)	$(1.01)	$(2.18)

Weighted average shares outstanding	17,244,562	12,503,325	14,487,717	12,455,494

LodgeNet Q3 2004 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended
	September 30,
	2004	2003
Operating activities:
Net loss	$(14,704)	$(27,104)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,292	59,157
Investment gains		(250)
Loss on early retirement of debt, less cash portion	810	2,477
Change in operating assets and liabilities:
Accounts receivable	(3,945)	(1,897)
Prepaid expenses and other	225	757
Accounts payable	6,436	7,852
Accrued expenses and deferred revenue	6,473	4,427
Other	122	321

Net cash provided by operating activities	53,709	45,740

Investing activities:
Property and equipment additions	(41,259)	(41,305)
Note receivable repayments (advances)	567	(1,000)
Proceeds from affiliates, net	—	250

Net cash used for investing activities	(40,692)	(42,055)

Financing activities:
Proceeds from long-term debt	—	200,000
Repayment of long-term debt	(48,125)	(157,926)
Payment of capital lease obligations	(818)	(782)
Borrowings under revolving credit facility	13,000	18,500
Repayments of revolving credit facility	(20,000)	(52,500)
Debt issuance costs	(838)	(7,902)
Proceeds from sale of interest rate swap	3,052	—
Proceeds from issuance of common stock, net of offering costs	66,767	—
Exercise of stock options	4,587	147

Net cash provided by (used for) financing activities	17,625	(463)

Effect of exchange rates on cash	74	278

Increase in cash and cash equivalents	30,716	3,500
Cash and cash equivalents at beginning of period	2,772	1,107

Cash and cash equivalents at end of period	$33,488	$4,607

LodgeNet Q3 2004 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries
Five Quarter Summary

	3rd Qtr '04	2nd Qtr '04	1st Qtr '04	4th Qtr '03	3rd Qtr '03
Room Base Statistics
Total Rooms Served [1]	1,014,538	1,006,421	1,001,876	994,127	983,158
Total Guest Pay Interactive Rooms [2]	953,547	942,998	934,260	924,643	913,118
Total Digital Rooms [3]	469,440	442,249	415,415	385,426	356,419
Percent of Total GP Interactive Rooms	49.2%	46.9%	44.5%	41.7%	39.0%
Guest Pay Per Room Statistics (per month)
Movie Revenue	$18.90	$17.28	$17.04	$16.40	$18.99
Other Interactive Service Revenue	5.75	5.56	5.37	4.89	5.43

Total Guest Pay Revenue Per Room	$24.65	$22.84	$22.41	$21.29	$24.42
Guest Pay Operations Expense	$3.00	$2.97	$2.93	$2.93	$2.98
Summary Operating Results
(Dollar amounts in thousands)
Total Revenue	$71,650	$66,281	$63,831	$60,331	$67,768
Gross Profit (exclusive of other operating expenses)	$38,977	$37,217	$35,582	$34,020	$36,659
Operating Income (exclusive of Depreciation and Amortization)	$24,535	$22,699	$21,739	$20,037	$23,121
Operating Income	$5,373	$3,237	$2,071	$735	$3,674
Loss on Early Retirement of Debt	$(810)	$—	$—	$—	$—
Net Loss	$(3,482)	$(5,006)	$(6,216)	$(7,948)	$(5,429)
Cash Provided by Operating Activities	$25,538	$9,891	$18,280	$2,823	$19,979
Cash Used for Investing Activities	$14,605	$13,453	$12,634	$11,563	$13,006
Gross Profit Margin	54.4%	56.2%	55.7%	56.4%	54.1%
SG&A as Percent of Total Revenue	8.3%	9.3%	8.9%	9.8%	8.0%
Operating Income Margin	7.5%	4.9%	3.2%	1.2%	5.4%

1 Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

2 Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

3 Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.